EX. 99. e.3

FORM OF UNDERWRITING AGREEMENT BETWEEN

WANGER ADVISORS TRUST AND RIVERSOURCE FUND DISTRIBUTORS, INC.

THIS UNDERWRITING AGREEMENT (“Agreement”), is hereby made by and between Wanger Advisors Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each series of the Trust listed on Schedule I (each, a “Fund” and collectively, the “Funds”), and Columbia Management Investment Distributors, Inc., a corporation organized and existing under the laws of the state of Delaware (hereinafter called the “Distributor”).

WITNESSETH:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and the shares of beneficial interest (“Shares”) of each Fund are registered under the Securities Act of 1933 (the “1933 Act”); and

WHEREAS, the Trust has agreed to sell Shares of each Fund to certain qualified retirement plans (“Plans”) and to the separate accounts (“Separate Accounts”) of various insurance companies investing in such Funds pursuant to a Participation Agreement in order to fund such Separate Accounts (the “Participating Insurance Companies”) and certain variable life insurance policies and variable annuity contracts (the “Contracts”) issued by such insurance companies; and

WHEREAS, the Distributor is a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation; and

WHEREAS, the Distributor is able and willing to serve as the principal underwriter for sales of the Funds’ Shares to Plans and certain Separate Accounts maintained by Participating Insurance Companies in connection with the sale of the Contracts written by such entities; and

WHEREAS, the Trust desires to appoint the Distributor as the principal underwriter for the Shares that the Trust will sell to Plans and to Separate Accounts for the purpose of funding Contracts and any other variable insurance products issued by Participating Insurance Companies funded through their Separate Accounts under a Participation Agreement facilitated by the Distributor, and the Distributor is willing to accept such appointment.

WHEREAS, Columbia Wanger Asset Management, LLC (“CWAM”), investment adviser to the Funds, or its affiliates, may pay expenses incurred in the sale and promotion of the Funds except as provided in any 12b-1 plan adopted by the Trust; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties as follows:

1. The Trust hereby appoints the Distributor as a principal underwriter and distributor for each Fund, on the terms and conditions herein provided, to sell its Shares to the

Separate Accounts of Participating Insurance Companies, under Participation Agreements facilitated by the Distributor, and to the Plans in jurisdictions wherein Shares of each Fund may legally be offered to the Plans and Separate Accounts for sale, it being understood that the Trust in its absolute discretion may issue or sell Shares directly to holders of Shares of the Fund upon such terms and conditions and for such consideration, if any, as it may determine, whether in connection with the distribution of subscription or purchase rights, the payment or reinvestment of dividends or distributions, or otherwise. The Distributor shall act solely as a disclosed agent on behalf of and for account of the Trust. The Trust or its transfer agent shall receive directly from the Separate Accounts or Plans all payments for purchase of Shares of the Funds, and shall pay directly to the Plans and Separate Accounts all amounts due them upon redemption of such Shares, and the Distributor shall have no liability for the payment for purchase of Shares of the Funds which it sells as agent.

2. The Distributor hereby accepts its appointment as a principal underwriter and distributor for the Funds’ Shares with respect to the transactions contemplated by Section 1 above. The Distributor shall be subject to the direction and control of the Trust in the sale of its Shares and shall not be obligated to sell any specific number of Shares of any Fund.

3. The Trust will use its best efforts to keep effectively registered under the 1933 Act for sales herein contemplated such Shares as the Distributor shall reasonably request and as the Securities and Exchange Commission (the “SEC”) shall permit to be so registered.

4. Notwithstanding any other provision hereof, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

5. Shares of each Fund shall be sold, repurchased or redeemed at the current net asset value per share as determined in the manner and at the times as set forth in the current prospectus(es) for the Fund, without addition of selling commission, sales load, or redemption charge. The Distributor will receive no compensation from the Trust for the performance of its duties hereunder, except as otherwise specifically provided.

6. The Distributor, or its agent, shall issue and deliver on behalf of each Fund such confirmations of sales to the Plans and Separate Accounts made by the Distributor as agent pursuant to this Agreement as may be required. Certificates, if any, shall be issued or Shares registered on the record books of the Fund or its transfer or similar agent in such names and denominations as the Distributor may specify.

7. The Trust will furnish to the Distributor from time to time such information with respect to the Funds and its Shares as the Distributor may reasonably request for use in connection with the sale and distribution of Shares of the Funds. The Trust will furnish to the Distributor in reasonable quantities, upon request by the Distributor, copies of annual and interim reports of the Funds.

8. The Distributor will not use, distribute, or disseminate or authorize the use, distribution, or dissemination, in connection with the sale and distribution of Shares of the Funds, any statements other than those contained in the Trust’s current registration statement, except such supplemental literature or advertising as shall be lawful under federal and any state securities laws and regulations. The Distributor will furnish the Trust with copies of all material containing such statements. Neither the Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in the registration statement (or related prospectus(es) or statement(s) of additional information), or any advertising or sales literature authorized by reasonable officers of the Trust. The Distributor shall cause any sales literature, advertising, or other similar materials to be filed with and reviewed by the FINRA, the SEC, or any other required securities regulatory body, as appropriate.

9. The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of Fund for sale under the federal securities laws and file any notices relating to the sale of Shares required by applicable state law or regulation as the Distributor may reasonably request. The Trust shall promptly notify the Distributor if the registration under Federal securities laws is suspended or terminated, or if any governmental body or agency institutes proceedings to terminate the offer and sale of any Fund Shares in any jurisdiction.

10. The Distributor shall order Shares of the Funds from the Funds only to the extent that it shall have received purchase orders therefor. The Distributor will not make any short sales of Shares of the Funds.

11. In selling or re-acquiring Shares of the Funds the Distributor will in all respects conform with applicable federal and state laws and the rules and regulations of the FINRA. The Distributor will observe and be bound by all the provisions of the Trust’s Agreement and Declaration of Trust (and of any fundamental policies adopted by an Fund pursuant to the 1940 Act, written notice of which shall have been given to the Distributor) which at the time in any way require, limit, restrict or prohibit or otherwise regulate any action on the part of the Distributor.

12. The Distributor will conform to the provisions hereof and the registration statement at the time in effect under the 1933 Act and 1940 Act with respect to the Trust and the Funds’ Shares, and the Distributor shall not withhold the placing of purchase orders so as to make a profit thereby.

13. The Trust will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) and all taxes and fees payable to any federal, state, or other governmental agencies on account of the registration or qualifications of securities issued by each Fund or otherwise. The Trust will also pay or cause to be paid expenses incident to the issuance of Shares of beneficial interest, such as the cost of share certificates, issue taxes, and fees of the transfer agent. The Distributor will pay all expenses in connection with its own operations. All other expenses related hereto shall be borne by the Trust or parties related to the Trust.

14. The Distributor, or its agent, shall maintain all books and records required by the 1934 Act and rules thereunder with respect to purchase, redemption, or repurchase of Fund Shares underwritten by the Distributor. All books and records required to be maintained by this paragraph shall be maintained and preserved in conformity with the requirements of Rule 17a-3 and 17a-4 under the 1934 Act, be and remain the property of the Distributor, and be at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act. The Distributor shall itself maintain the books and records relating to the Distributor’s general assets and liabilities or financial statements, the computation of its aggregate indebtedness or net capital, employment records or any other records not specifically relating to particular purchases, redemptions, or repurchases of Fund Shares.

15. The Distributor shall be an independent contractor with respect to the Trust and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employee thereof as employees of the Trust in connection with the sale of Shares of the Funds. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents, representatives, or employees. The Distributor assumes full responsibility for its agents, representatives, and employees under applicable statutes and agrees to pay all applicable employer taxes.

16. The Distributor shall indemnify and hold harmless the Trust and each of its directors and officers (or former officers and directors) and each person, if any, who controls the Trust (collectively, “Indemnitees”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitees under the 1933 Act or under common law or otherwise which arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact contained in information furnished by the Distributor to the Trust for use in the Trust’s registration statement, prospectus(es) and statement(s) of additional information or any supplements thereto (hereinafter collectively referred to as the “prospectus,” unless otherwise noted), or annual or interim reports to shareholders, (2) any omission or alleged omission to state a material fact in connection with such information furnished by the Distributor to the Trust which is required to be stated in any of such documents or necessary to make such information not misleading, (3) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Trust, (4) any untrue or alleged untrue statement of a material fact, any omission or alleged omission to state a material fact, or any other misrepresentation or omission or alleged omission to state a material fact, on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, contained in or incorporated into any sales literature or similar materials prepared by the Distributor or any such agent or employee of the Distributor unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Trust, or (5) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons enumerated in clauses (3) and (4) of this Section 16 with respect to services rendered under this Agreement. This indemnity provision, however, shall not operate to protect any officer or Trustee of the Trust from any liability to the Trust or any shareholder by reason of bad faith, negligence or intentional misconduct in the performance of the duties involved in the conduct of the office of such officer or Trustee.

In case any action shall be brought against any Indemnitee, the Distributor shall not be liable under its indemnity agreement contained in this Section with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim that shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent). Failure to notify the Distributor of any such claim shall not relieve it from liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this Section. The Distributor will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees which are defendants in the suit. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Indemnitees which are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse the Indemnitees which are defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings in connection with the issuance or sale of the Shares.

The Trust will indemnify and hold harmless the Distributor against any loss, liability, claim, damage or expense, to which the Distributor may become subject insofar as such loss, liability, claim, damage or expense (or action in respect thereof) arises out of or is based upon any untrue or alleged untrue statement of material fact contained in the Trust’s registration statement (or related prospectus) or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Distributor for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability, or action; provided, however, that the Trust shall not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Trust’s prospectus in reliance upon and in conformity with written information furnished by the Distributor specifically for use in the preparation thereof.

The Trust shall not indemnify the Distributor for any action where a participant in a Plan or a purchaser of the Contracts was not furnished or sent or given, at or prior to written confirmation of the sale of the Contracts, a copy of the then current prospectus for the Trust.

17. Anti-Money Laundering Program. The Distributor represents and warrants to the Trust that:

(a)

it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s customer identification program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA

PATRIOT Act of 2001 (the “Act”)). CMDI further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding foreign financial institutions that became effective July 5, 2006;

(b)	it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Funds, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c)	it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures. CMDI will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d)	it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e)	it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of any Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f)	if it has delegated to any third party or parties any of its tasks under its agreement with the Trust, CMDI has secured from that third party such representations, warranties and undertakings as are necessary to permit CMDI to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

18. This Agreement shall become effective on May 1, 2010. After this Agreement is effective, it shall continue in effect until May 1, 2011 and from year to year thereafter, but only so long as such continuance is specifically approved in the manner required by the 1940 Act.

Either party hereto may terminate this Agreement without payment of any penalty on any date by giving the other party at least six months prior written notice of such termination specifying the date fixed therefor. Without prejudice to any other remedies of the Trust, in any such event the Trust may terminate this Agreement at any time immediately upon any failure of fulfillment of any of the obligations of the Distributor hereunder.

19. This Agreement shall automatically terminate in the event of its assignment. Without limiting the generality of the foregoing, the term “assignment” when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules thereunder.

20. Compliance Matters.

The Distributor agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Distributor agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”; as that term is defined by Rule 38a-1, by the Trust and its service providers. In this regard, the Distributor shall:

(a)	submit to the Board for its consideration and approval, prior to commencement of services hereunder, the Distributor’s applicable compliance policies and procedures;

(b)	submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Distributor’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(c)	provide periodic reports discussing the Distributor’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;

(d)	permit the Trust and its Trustees and officers to become familiar with the Distributor’s operations and understand those aspects of the Distributor’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Distributor of the federal securities laws;

(e)	permit the Trust and its Trustees and officers to maintain an active working relationship with the Distributor’s compliance personnel by, among other things, providing the Trust’s CCO with a specified individual within the Distributor’s organization to discuss and address compliance-related matters;

(f)	provide the Trustees and the CCO with a copy of any SAS 70 reports;

(g)	provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

(h)	reasonably cooperate with the Trust’s independent public accountant and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

The Distributor represents, warrants and covenants that it has established and maintains and enforces a system of supervisory control policies and procedures that complies with the requirements of Rule 3012 of the Conduct Rules of FINRA and an annual certification program that complies with Rule 3013 of the Conduct Rules of FINRA.

21. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal executive offices (or such other address as such other party may designate by notice under this Section 21). Until further notice, it is agreed that the address of the Trust shall be 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016, Attn: Bruce H. Lauer, Vice President, Treasurer and Secretary, and that of the Distributor shall be c/o [                    ], with a copy to K&L Gates LLP, Attention: Mary C. Moynihan, 1601 K Street, N.W., Washington, D.C. 20006, Facsimile: 202/778-9100.

22. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust dated August 30, 1994, and any amendments thereto, all of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust hereunder are not binding upon any of the Trustees, officers, employees, agents, or shareholders of the Trust individually but are binding upon only the assets and property of the Trust. With respect to any claim by the Distributor for recovery of any liability of the Trust arising hereunder allocated to a particular series of the Trust if there be more than one (whether in accordance with the express terms hereof or otherwise), the Distributor shall have recourse solely against the assets of that Trust to satisfy such claim and shall have no recourse against the assets of any other Trust for such purpose.

23. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder. To the extent the applicable law of the Commonwealth of Massachusetts or any provisions herein conflict with applicable provisions of the 1940 Act or rules thereunder, the latter shall control.

IN WITNESS WHEREOF, the Trust and the Distributor have each caused this Agreement to be executed as of effective date of this Agreement.

WANGER ADVISORS TRUST

	By:	[ ]
ATTEST:

[ ]

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

	By:	[ ]
ATTEST:

[ ]

Schedule 1

Series of the Trust

Wanger USA

Wanger International

Wanger Select

Wanger International Select